EXHIBIT 8.1

                                December 27, 2001



The Addressees Listed on Annex A:

                  Re:      RAFC Asset-Backed Securities, Series 2001-1
                           -------------------------------------------

Ladies and Gentlemen:

                  We have acted as special tax counsel to Residential Asset Funding Corporation (the "Depositor") as to certain matters in connection with the issuance and delivery of certain asset-backed certificates denominated RAFC Asset-Backed Securities, Series 2001-1, Class A-1, Class A-2, Class A-3, Class M-1, Class M-2, Class B-1, Class B-2, Class X and Class R Certificates (collectively, the "Certificates") pursuant to a Pooling and Servicing Agreement, dated as of November 30, 2001 (the "Pooling and Servicing Agreement") among the Depositor, First Union National Bank as custodian (the "Custodian") and certificate administrator (the "Certificate Administrator"), RAFC Asset-Backed Trust 2001-1, as transferor (the "Transferor"), HomEq Servicing Corporation, as servicer, Citibank, N.A., as trustee (the "Trustee").

                  As special tax counsel, we have examined such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below including the following: (a) a Prospectus dated October 29, 2001 and a Prospectus Supplement dated December 19, 2001 (together the "Prospectus"), (b) an executed copy of the Pooling and Servicing Agreement and the exhibits attached thereto and (c) other documents and matters of fact and law as we deem necessary for the purposes of the opinions expressed below. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

                  In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

                  Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of the special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").




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To the Addressees Listed
 on Annex A
December 27, 2001
Page 2


                  Based on the foregoing, and such investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

                       1. Assuming that (a) each of the Lower Tier REMIC and the Upper Tier REMIC created under the Pooling and Servicing Agreement elects, as it has covenanted to do in the Pooling and Servicing Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code") and (b) the parties to the Pooling and Servicing Agreement comply with the terms thereof, each REMIC will be treated as a REMIC.

                       2. Subject to the above, each of the Class A-1, Class A-3, Class M-1, Class M-2, Class B-1, Class B-2 and Class X Certificates will be treated as a "regular interest" in the Upper Tier REMIC. Holders of Class A-2 Certificates and the related rights to receive Supplemental Interest Amounts will be treated for federal tax purposes as holding two separate investments: (i) a regular interest in the Upper Tier REMIC, and (ii) the right to receive Supplemental Interest Amounts. The UT-R Interest will be treated as the "residual interest" in the Upper Tier REMIC. The Lower Tier REMIC Regular Interests will be treated as the "regular interests," and the LT-R Interest will be treated as the "residual interest" in the Lower Tier REMIC.

                       3. The Class A-2 Certificateholders' rights to receive Supplemental Interest Amounts will not constitute (i) "real estate assets" within the meaning of Section 856(c)(5)(B) of the Code if held by a real estate investment trust; (ii) "qualified mortgages" within the meaning of Section 860G(a)(3) of the Code or "permitted investments" within the meaning of Section 860G(a)(5) of the Code if held by a REMIC; or (iii) assets described in Section 7701(a)(19)(C)(xi) of the Code if held by a thrift. Instead, while the proper federal income tax treatment of the right to receive Supplemental Interest Amounts is not clear, special tax counsel believes that the right to receive Supplemental Interest Amounts should be treated as a notional principal contract under Section 446 of the Code.

                       4. The statements under the captions "Material Federal Income Tax Consequences" in the Prospectus and "Certain Federal Income Tax Considerations" in the Prospectus Supplement are accurate and complete in all material respects.

                  Our opinions contained herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.




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To the Addressees Listed
 on Annex A
December 27, 2001
Page 3

                  We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entity, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.

                                                     Very truly yours,


                                                     /s/ Dewey Ballantine LLP






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                                     ANNEX A


First Union Securities, Inc.                 Citibank, N.A.
301 South College Street, TW-06              111 Wall Street, 14th Floor
Charlotte, North Carolina  28288-0610        New York, New York 10005

HomEq Servicing Corporation                  First Union National Bank
4837 Watt Avenue                             One First Union Center, DC-8
North Highlands, CA 95660                    Charlotte, NC 28288-0600

RAFC Transferor Trust                        Moody's Investors Service, Inc.
c/o Wilmington Trust Company                 99 Church Street
Rodney Square North                          New York, New York  10007
1100 North Market Street
Wilmington, Delaware 19890-001

Fitch                                        Standard & Poor's Ratings Services
One State Street Plaza                       55 Water Street
New York, New York                           New York, New York  10041